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EXHIBIT 4.22

Amendment to Rights Agreement
Changing Rights Agent

    This Amendment to Rights Agreement Changing Rights Agent, dated as of February 15, 2001 (the "Agreement"), is entered into between Hilton Hotels Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York trust company.

W I T N E S S E T H

    WHEREAS, the Company and ChaseMellon Shareholder Services L.L.C. entered into a Rights Agreement, dated as of November 29, 1999 (the "Rights Agreement"), under which ChaseMellon Shareholder Services L.L.C. serves as Rights Agent;

    WHEREAS, the Company has notified ChaseMellon Shareholder Services L.L.C. that they will be removed as Rights Agent under the Rights Agreement effective as of the close of business on February 14, 2001; and

    WHEREAS, the Company desires to appoint The Bank of New York as successor Rights Agent under the Rights Agreement and, in that connection, amend the Rights Agreement in certain respects.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

    I. APPOINTMENT OF SUCCESSOR RIGHTS AGENT.  The Company hereby appoints The Bank of New York as successor Rights Agent under the Rights Agreement, and The Bank of New York hereby accepts such appointment, effective as of the date hereof.

    II. AMENDMENT OF RIGHTS AGREEMENT.  Effective as of the appointment of The Bank of New York as successor Rights Agent, the Rights Agreement is hereby amended as follows:

    Section 2.5 The notice information for the Rights Agent following the second full paragraph of Section 25 is hereby deleted, and the following is hereby substituted therefor:

        "The Bank of New York
        101 Barclay Street—11E
        New York, New York 10286
        Attention: Equity and Exchange"

    Exhibit B The first sentence of the first paragraph of text of Exhibit B is hereby amended to delete the words "ChaseMellon Shareholder Services, L.L.C." and insert the words "The Bank of New York" therein.

    III. REFERENCES.  As of the date hereof, all references to "ChaseMellon Shareholder Services, L.L.C." in the Rights Agreement and the exhibits thereto shall for all purposes be deemed to refer instead to The Bank of New York, and all references therein to "Rights Agent" shall for all purposes refer instead to The Bank of New York.

    IV. EXECUTION IN COUTERPARTS.  This Agreement may be executed in multiple counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:	HILTON HOTELS CORPORATION
By:	By:	Bryan S. White Vice President and Assistant Secretary
Attest:	THE BANK OF NEW YORK
By:	By:	Steven Meyers Assistant Vice President

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Amendment to Rights Agreement Changing Rights Agent
W I T N E S S E T H